                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Papa John's International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                                     Pizza
                                  Papa John's
                            Better Ingredients.(R)
                                 Better Pizza.
                                P.O. Box 99900
                       Louisville, Kentucky 40269-9990
                                                                  April 10, 1998
Dear Stockholder:

     On behalf of the entire Papa John's team, I invite you to join us for the Company's upcoming Annual Meeting of Stockholders. The meeting will begin at 11:00 a.m. on Thursday, May 21, 1998, at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky.

     Following the formal items of business to be brought before the meeting, we will discuss our 1997 results and answer your questions. After the meeting, we hope you will join us for a slice of the Better Pizza!

     Thank you for your continued support of Papa John's. We look forward to seeing you on May 21.

                                             Sincerely,


                                             /s/ John H. Schnatter
                                             John H. Schnatter
                                             Founder and Chief Executive Officer

                        PAPA JOHN'S INTERNATIONAL, INC.
                                P.O. Box 99900
                       Louisville, Kentucky  40269-9990

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998


To the Stockholders:

     The Annual Meeting of Stockholders of Papa John's International, Inc. (the "Company") will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky on Thursday, May 21, 1998, at 11:00 a.m. (E.D.T.), for the following purposes:

     (1) To elect two directors to serve until the annual meeting of stockholders in 2001;

     (2) To consider and approve an amendment to the Papa John's International, Inc. 1993 Stock Ownership Incentive Plan to increase the number of shares available for issuance thereunder;

     (3) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 27, 1998; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 27, 1998, are entitled to receive notice of and to vote at the meeting.

                                    By Order of the Board of Directors

                                    /s/ Charles W. Schnatter
                                    Charles W. Schnatter
                                    Senior Vice President, Secretary
                                     and General Counsel

Louisville, Kentucky
April 10, 1998

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        PAPA JOHN'S INTERNATIONAL, INC.
                                P.O. Box 99900
                       Louisville, Kentucky  40269-9990

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                               ----------------

                              GENERAL INFORMATION

     This Proxy Statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Papa John's International, Inc., a Delaware corporation (the "Company"), to be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky on Thursday, May 21, 1998, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about April 10, 1998.

     A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR the amendment to the 1993 Stock Ownership Incentive Plan, FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

     The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials are being distributed by Corporate Investor Communications, Inc. for a fee of approximately $1,500. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                       RECORD DATE AND VOTING SECURITIES

     The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on March 27, 1998, and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 11492 Bluegrass Parkway, Louisville, Kentucky. At the Record Date, there were 29,222,630 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

            SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

                                                    Number of      Percent of
Directors and Executive Officers                    Shares(1)       Class(2)
--------------------------------                    ---------      ----------
John H. Schnatter
P.O. Box 99900
Louisville, Kentucky 40269.......................   7,704,096 (3)       26.4%
Charles W. Schnatter.............................     322,475 (4)        1.1%
Wade S. Oney.....................................     474,335 (5)        1.6%
Blaine E. Hurst..................................      80,813 (6)          *
Robert J. Wadell.................................       6,215 (7)          *
E. Drucilla Milby................................      35,017 (8)          *
O. Wayne Gaunce..................................      48,224 (9)          *
Jack A. Laughery.................................      39,750 (10)         *
Michael W. Pierce................................      49,872 (11)         *
Richard F. Sherman...............................      21,500 (12)         *

All directors and executive officers as a group
(13 persons, including those named above)........   8,880,394 (13)      30.4%

Other 5% Beneficial Owners
--------------------------

Putnam Investments, Inc.
One Post Office Square
Boston, Massachusetts 02109......................   4,125,826 (14)      14.1%

FMR Corp.
82 Devonshire Street
Boston, Massachusetts  02109.....................   1,817,000 (14)       6.2%

---------------------------
*  Represents less than 1% of class.

(1) Based upon information furnished to the Company by the named persons and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown as owned by them.
(2) Based on 29,222,630 shares outstanding as of March 27, 1998, the Record Date for the Annual Meeting.
(3) Includes (a) 67,278 shares subject to options exercisable within 60 days of the Record Date, (b) 791,000 shares held in trust for Mr. Schnatter's minor children, (c) 395,500 shares held in a family limited partnership and (d) 83,750 shares held by a foundation. Mr. Schnatter holds sole voting and investment power for all such shares.
(4) Includes (a) 47,002 shares subject to options exercisable within 60 days of the Record Date, (b) 14,634 shares held in a trust for Mr. Schnatter's minor children as to which Mr. Schnatter has neither voting nor investment power and (c) 54,542 shares held by a partnership. Mr. Schnatter has neither voting nor investment power with respect to the shares held in the trust and the partnership and disclaims beneficial ownership of such shares.
(5) Includes 458,989 shares subject to options exercisable within 60 days of the Record Date.
(6) Includes 80,813 shares subject to options exercisable within 60 days of the Record Date.
(7) Includes 6,215 shares subject to options exercisable within 60 days of the Record Date.
(8) Includes 33,185 shares subject to options exercisable within 60 days of the Record Date.
(9) Includes (a) 39,000 shares subject to options exercisable within 60 days of the Record Date and (b) 5,137 shares held in a trust of which Mr. Gaunce is trustee with voting and investment power.
(10) Includes (a) 36,000 shares subject to options exercisable within 60 days of the Record Date and (b) 3,750 shares held by Mr. Laughery's spouse, as to which shares Mr. Laughery disclaims beneficial ownership.
(11) Includes (a) 4,500 shares held by a partnership in which Mr. Pierce has a 50% interest, as to which Mr. Pierce shares voting and investment power,
     (b) 114 shares held by Mr. Pierce's spouse, as to which shares Mr. Pierce disclaims beneficial ownership, and (c) 45,000 shares subject to options exercisable within 60 days of the Record Date.
(12) Includes 19,500 shares subject to options exercisable within 60 days of the Record Date and 1,200 shares held in a trust of which Mr. Sherman's daughter is trustee.
(13) Includes 923,204 shares subject to options exercisable within 60 days of the Record Date held by all directors and executive officers.
(14) As disclosed in a Schedule 13G filed with the Commission. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates reported as of January 26, 1998, in the case of Putnam Investments, Inc. and as of February 11, 1998, in the case of FMR Corp.

                           1.  ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix the number of directors within the range of three to 15 members, and the Board size is currently fixed at seven members. Charles W. Schnatter and Richard F. Sherman are the members of the class to be elected at the Annual Meeting and have been nominated to serve as directors for a three-year term expiring at the annual meeting to be held in 2001. The remaining five directors will continue to serve in accordance with their previous elections.

     It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for a substitute nominee or nominees. Directors are elected by a plurality of the votes cast.

     Set forth below is information concerning the nominees and the other directors who will continue in office, each of whom is currently a member of the Board.

                                                                                  Director
Name                                          Age      Position or Office          Since
----                                          ---      ------------------          -----
NOMINEES FOR ELECTION TO THE BOARD
For a 3-Year Term Expiring in 2001

Charles W. Schnatter....................       35      Senior Vice President,       1993
                                                       Secretary, General
                                                       Counsel and Director

Richard F. Sherman......................       54      Director                     1993

  DIRECTORS CONTINUING IN OFFICE
       Term Expiring in 2000

O. Wayne Gaunce.........................       64      Director                     1993

Jack A. Laughery........................       63      Director                     1993

Michael W. Pierce.......................       46      Director                     1993

       Term Expiring in 1999

Blaine E. Hurst.........................       41      President, Vice              1996
                                                       Chairman and Director

John H. Schnatter.......................       36      Founder, Chairman of         1990
                                                       the Board and Chief
                                                       Executive Officer

     John H. Schnatter. John Schnatter created the Papa John's concept and founded the Company in 1985. He has served as Chairman of the Board and Chief Executive Officer since 1990 and, from 1985 to 1990, served as President. He has been a Papa John's franchisee since 1986.

     Charles W. Schnatter. Charles Schnatter has served as General Counsel and Secretary since 1991 and has been a Senior Vice President of the Company since 1993. From 1988 to 1991, he was an attorney with Greenebaum Doll & McDonald PLLC, Louisville, Kentucky, a law firm which provides legal services to the Company. He was a Papa John's franchisee from 1989 to 1997. Mr. Schnatter serves on the board of directors of PJ America, Inc.

     Richard F. Sherman. Mr. Sherman is a private investor who has been a Papa John's franchisee, and a consultant to the Company, since 1991. From 1987 to 1991, Mr. Sherman was Chairman and President of Rally's Hamburgers, Inc. From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and Director of Hardee's Food Systems, Inc. and its parent, Imasco USA, Inc. Mr. Sherman serves on the board of directors of Taco Cabana, Inc., and Reed's Jewelers, Inc. and is Chairman of the board of directors of PJ America, Inc.

     O. Wayne Gaunce. Since 1988, Mr. Gaunce has been the principal of Gaunce Management, which oversees the operation of franchised restaurants, including Papa John's, Long John Silver's and Jerry's restaurants. For more than the past five years, Mr. Gaunce has also developed and managed real estate properties, principally in the restaurant industry. Mr. Gaunce has been a Papa John's franchisee since 1991. Mr. Gaunce serves on the board of directors of Trans Financial, Inc.

     Jack A. Laughery. Mr. Laughery is a restaurant investor and consultant, and has been a Papa John's franchisee since 1992. From 1990 until his retirement in 1994, Mr. Laughery was Chairman of Hardee's Food Systems, Inc. From 1962 to 1990, Mr. Laughery was employed by Hardee's Food Systems, Inc., retiring as Chief Executive Officer in 1990. Mr. Laughery serves on the board of directors of Mass Mutual Corporate Investors and Mass Mutual Participation Investors.

     Michael W. Pierce. Since 1987, Mr. Pierce has been President of Arkansas Investment Group, Inc., which owns real estate in central Arkansas. Since 1992, Mr. Pierce has been President of Arkansas Pizza Group, Inc., a Papa John's franchisee. Since 1996, Mr. Pierce has been President of Missouri Pizza Group, LLC, a Papa John's franchisee, and Highbar Management Group, Inc., which provides management services. From 1974 to 1985, Mr. Pierce was involved in real estate development and construction, including development of restaurant properties.

     Blaine E. Hurst. Blaine Hurst has served as President since October 1996 and became Vice Chairman of the Company in April 1998. From February 1995 to October 1996, he served as Chief Information Officer of the Company after having joined the Company in January 1995 as Vice President of Information Systems. From 1993 to 1995, Mr. Hurst was Vice President of Information Systems for Boston Chicken, Inc. From 1989 to 1993, Mr. Hurst was a consulting partner with Ernst & Young. He has been a Papa John's franchisee since 1996.

     John and Charles Schnatter are brothers. There are no other family relationships among the Company's directors, executive officers and other key personnel.

Meetings of the Board of Directors

     The Board met on four occasions during 1997. Each director attended at least 75% of the meetings of the Board and the Board committees on which such director served during his period of service in 1997.

Committees of the Board of Directors

     In addition to an Executive Committee, which is comprised of John Schnatter, Charles Schnatter and Richard Sherman, the Board of Directors has standing Compensation and Audit Committees. The Board does not have a nominating committee or other committee serving a similar function.

     The Compensation Committee is currently comprised of Messrs. Gaunce, Laughery and Sherman. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all corporate officers and management personnel, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans and administer the 1993 Stock Ownership Incentive Plan. The Compensation Committee met three times in 1997.

     The Audit Committee is comprised of Charles Schnatter and Messrs. Sherman and Pierce. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met two times in 1997.

Compensation of Directors

     Directors who are not also employees of the Company are eligible to participate in the Company's 1993 Non-Employee Directors Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, non-employee directors who do not otherwise hold options to purchase shares of Common Stock upon their initial election to the Board of Directors are awarded options to purchase 27,000 shares of Common Stock upon joining the Board. Each non-employee director (regardless of option ownership) is then eligible to receive options for an additional 9,000 shares after three years of continuous Board service. The options are granted at fair market value and vest in equal one-third installments upon the earlier of each subsequent annual meeting of stockholders or the anniversary of the option grant date. In addition, non-employee directors who serve on the Executive Committee of the Board receive an annual award of 7,500 options (at fair market value and with a two-year vesting schedule).

     Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

     Mr. Sherman is compensated at a rate of $5,000 per month, plus group health insurance coverage, for providing consulting services to the Company. See "Compensation Committee Interlocks and Insider Participation."

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company's Chief Executive Officer and its next four most highly compensated executive officers for services rendered in all capacities to the Company for the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                               Annual Compensation           Compensation Awards
                                      ----------------------------------- -------------------------
                                                                Other     Restricted    Securities
                                                                Annual      Stock       Underlying    All Other
Name and                                                     Compensation   Awards        Stock      Compensation
Principal Position            Year    Salary($)   Bonus($)      ($)(1)      ($)(2)       Options(#)     ($)(3)
--------------------------    ---     ---------  --------    ------------ ----------   ------------  ------------
John H. Schnatter             1997    $217,307   $      0       $   --           0        100,000       $183,244
  Founder, Chairman and       1996      99,000          0        16,265          0         85,278        383,700
  Chief Executive Officer     1995     121,365     13,125        13,788          0         22,500        394,226

Wade S. Oney                  1997     150,000     85,000           --           0        339,533            --
  Chief Operating Officer     1996     150,000    115,000           --           0        187,305            --
                              1995     141,500    111,200(4)        --    $150,000        108,755            --

Blaine E. Hurst               1997     225,000          0           --           0         80,000            --
 President and Vice           1996     191,346     32,500           --           0        249,000            --
 Chairman                     1995     142,116      3,500        69,955          0         43,313            --

Robert J. Wadell              1997     176,538     50,000           --           0         20,000            --
  President - PJ Food         1996     125,000     10,000           --           0         75,000            --
  Service                     1995     105,192     56,823           --           0          9,375            --

E. Drucilla Milby             1997     172,500          0           --           0         20,000            --
 Chief Financial Officer      1996     149,904     25,000           --           0         78,122            --
 and Treasurer                1995     105,192     56,823           --           0          9,375            --
--------------------------

(1) Except as otherwise indicated, perquisites and other personal benefits paid to each named executive officer were less than 10% of the officer's annual salary and bonus. The amount reported for John Schnatter in 1996 includes an automobile allowance of $7,800, tax preparation services valued at $8,270 and group term life insurance premiums of $195. The amount reported for Mr. Hurst in 1995 includes reimbursement for moving expenses of $65,905 and an automobile allowance of $4,050.

(2) Represents the value of shares of Common Stock awarded under the Company's 1993 Stock Ownership Incentive Plan, which shares are restricted as to transferability for a period of six months after the date of award. There was no restricted stock outstanding held by the named executive officers at the Company's 1996 and 1997 fiscal year-ends. The aggregate restricted stock holdings of the named executive officers at the Company's 1995 fiscal year-end consisted of 5,625 shares held by Mr. Oney, as to which shares the restrictions lapsed on June 28, 1996.

(3) Represents premiums advanced by the Company for the purchase of split-dollar life insurance coverage. The premiums will be recovered by the Company out of the cash value or proceeds from the policy.

(4) Mr. Oney's bonus in 1995 includes a one-time signing bonus of $25,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information as to stock options granted to the named executive officers during the 1997 fiscal year. The Company does not grant stock appreciation rights ("SARs").

                                                                                                    Potential
                                                                                                Realizable Value
                            Number of          % of                                                at Assumed
                            Securities     Total Options                                         Annual Rates of
                            Underlying      Granted to       Exercise or                           Stock Price
                             Options       Employees in      Base Price      Expiration         Appreciation for
       Name                 Granted(1)      Fiscal Year       ($/Share)         Date             Option Term(2)
-----------------------     ----------     -------------     -----------     ----------     -------------------------
                                                                                              5% ($)        10% ($)
                                                                                            ----------     ----------

John H. Schnatter......     100,000(3)         4.4%            $30.38         12/17/07      $1,910,267     $4,840,993

Wade S. Oney...........     43,803(4)          1.9%             26.38         03/31/07         726,565      1,841,257
                           150,000(5)          6.6%             27.00         04/07/07       2,547,023      6,454,657
                            49,645(6)          2.2%             35.00         06/27/07       1,092,752      2,769,247
                            48,270(7)          2.1%             32.50         09/28/07         986,594      2,500,223
                            47,815(8)          2.1%             31.75         12/26/07         954,741      2,419,502

Blaine E. Hurst........     80,000(3)          3.5%             30.38         12/17/07       1,528,214      3,872,794

Robert J. Wadell.......     20,000(3)          0.9%             30.38         12/17/07         382,053        968,199

E. Drucilla Milby......     20,000(3)          0.9%             30.38         12/17/07         382,053        968,199

__________________________
(1) All options except the grant of 150,000 shares under option to Mr. Oney were awarded under the 1993 Stock Ownership Incentive Plan. All options have a term of 10 years and vest immediately in the event of a change in control of the Company.
(2) Assumed annual appreciation rates are set by the Securities and Exchange Commission and are not a forecast of future appreciation. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. If Papa John's Common Stock does not increase in value after the grant date of the options, the options are valueless.
(3) These options become exercisable in four annual installments of 10%, 20%, 30% and 40% beginning December 17, 1998.
(4) These options were granted pursuant to Mr. Oney's employment agreement and became exercisable September 30, 1997.
(5) These options were granted pursuant to Mr. Oney's employment agreement and become exercisable in two equal installments on June 28, 1998, and December 27, 1998.
(6) These options were granted pursuant to Mr. Oney's employment agreement and became exercisable December 27, 1997.
(7) These options were granted pursuant to Mr. Oney's employment agreement and became exercisable March 28, 1998.
(8) These options were granted pursuant to Mr. Oney's employment agreement and become exercisable June 28, 1998.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     Set forth below is information with respect to option exercises by the named executive officers in the 1997 fiscal year and unexercised stock options held by the named executive officers at the end of the Company's 1997 fiscal year. There were no SARs outstanding at the 1997 fiscal year-end.

                                                           Number of Securities
                                                          Underlying Unexercised          Value of Unexercised
                                                                Options at               In-the-Money Options at
                            Shares                          Fiscal Year-End(#)            Fiscal Year-End($)(2)
                           Acquired         Value       ---------------------------    ---------------------------
Name                      On Exercise    Realized(1)    Exercisable   Unexercisable    Exercisable   Unexercisable
----                      -----------    -----------    -----------   -------------    -----------   -------------

John H. Schnatter.....           --              --        59,084        193,694        $  935,902     $  952,793
Wade S. Oney..........           --              --       361,074        304,730         2,191,032        902,250
Blaine E. Hurst.......           --              --        52,924        319,389           696,236      2,821,780
Robert J. Wadell......       32,448        $602,367           900         98,215            18,375        572,690
E. Drucilla Milby.....        5,000         130,983        29,090         98,995           363,070        584,021

-----------------------------

(1) The Value Realized represents the difference between the fair market value on the date of exercise and the total option exercise price.
(2) Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($31.75) as reported on The Nasdaq Stock Market on December 26, 1997, the last trading day of the Company's 1997 fiscal year.

Employment Agreement

     Wade Oney serves as Chief Operating Officer pursuant to an Employment Agreement with the Company dated October 9, 1997 (the "Employment Agreement"). Upon agreeing to extend his employment through 1998, Mr. Oney was granted an option to purchase 150,000 shares of Common Stock at $27.00 per share exercisable in two installments at June 28, 1998 and December 27, 1998. Mr. Oney is paid an annual salary of $150,000. In addition, Mr. Oney is eligible to earn an annual bonus of up to $100,000. The term of the Employment Agreement expires December 27, 1998.

     Prior to his promotion to Chief Operating Officer, entities in which Mr. Oney owned an equity interest were awarded franchise and development rights to develop a total of 29 Papa John's restaurants in Orlando, Tampa and Southeast Florida. See "Compensation Committee Interlocks and Insider Participation -- Franchise and Development Arrangements." Under the terms of the Employment Agreement, the Company has loaned one such franchise entity $776,198 at 8.25% interest, and this loan is personally guaranteed by Mr. Oney. Such loan must be used solely for the development and operation of Papa John's restaurants.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report includes a discussion of the Compensation Committee's philosophy on executive compensation, the primary components of the Company's compensation program and a description of the Chief Executive Officer's compensation package during 1997.

     Compensation Principles. The Compensation Committee is responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's 1993 Stock Ownership Incentive Plan (the "Incentive Plan"). The Compensation Committee believes the following principles are important in compensating executive officers:

     . Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

     . Incentive compensation should be awarded based on the achievement of growth or operational targets at the Company, its subsidiaries or restaurants, as appropriate to the executive officer; and

     . Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

     The Company's executive officers are compensated through a combination of salary, cash bonuses and stock option awards under the Incentive Plan, each of which is discussed below.

     Annual Salary. The Committee reviews salary levels on an annual basis with the Chief Executive Officer and the Company's other senior managers, and makes adjustments as appropriate or necessary to keep employees motivated. Mr. Oney's Employment Agreement is also reviewed annually. The Committee gives great weight to the Chief Executive Officer's recommendations as to annual salary levels of the Company's executive officers.

     Bonus Program. During 1997, certain officers and employees within the Company's restaurant operations, commissary and equipment areas, including several executive officers, were eligible to receive bonuses based on the attainment of operational goals during the fiscal year. The operational goals include targeted sales and profits at the restaurant or commissary level, or on a Company-wide basis, depending upon the employee's position, or the opening of a targeted number of Company-owned or franchised restaurants. The Board retains discretion to award bonuses in excess of the pre-determined maximum if growth or performance is exceptional and results from the efforts of the officer or employee. Other officers received discretionary cash bonuses based upon a review of performance by his or her supervisor or, in the case of executive officers, the Committee.

     Incentive Plan Awards. In late 1995, the Compensation Committee and Board of Directors established a new stock option program (the "1996 Program") designed to replace the cash bonus program previously used with the award of options for the majority of the Company's executive officers. Under the 1996 Program, options (ranging from 5,000 to 100,000 shares) were awarded to executive officers under the Incentive Plan during the 1997 fiscal year. Other officers and management personnel were awarded options with the number of options determined by dividing the closing price of the Common Stock on the award date into the officer's annual salary, multiplied from one and one-half to up to five times. The options vest in four annual installments with respect to 10%, 20%, 30% and 40% of the option amount. In addition, options to purchase 189,533 shares were granted to Mr. Oney under the Incentive Plan pursuant to his employment agreement with the Company for 1997. Mr. Oney was also granted an option to purchase 150,000 shares pursuant to his Employment Agreement for 1998, but outside of the

Incentive Plan. Such options vest in six months from the date of grant with respect to 100% of the option amount. The Company believes that these grants will garner the commitment and service of key management personnel by allowing these employees to share substantially in the appreciation and value of the Company's Common Stock. All other staff employees who had been employed by the Company at least one year at the end of 1997 were also awarded stock options at fair market value with the number of options based on lower multiples of salary.

     The Committee believes that stock options and other equity-based incentives are a valuable tool in encouraging executive officers and other employees to align their interests with the interests of the stockholders and to manage the Company for the long-term. Non-qualified options to purchase 619,533 shares of the Company's Common stock were granted under the Incentive Plan to all executive officers (including the Company's Chief Executive Officer) in 1997, with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.

     Compensation of Chief Executive Officer. Consistent with the compensation policies and components described above, the Compensation Committee determined the salary, bonus and stock options received by John H. Schnatter, Founder, Chairman and Chief Executive Officer of the Company, for services rendered in 1997. Mr. Schnatter received a base salary of $217,307 for 1997. On December 17, 1997, Mr. Schnatter also received non-qualified options to purchase 100,000 shares of the Company's Common Stock pursuant to the 1996 Program described above. He did not receive a cash bonus during 1997.

     OBRA Deductibility Limitation. The Omnibus Budget Reconciliation Act of 1993 limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. Executive compensation in 1997 did not exceed this limit. The Committee continues to review issues relating to this compensation deduction limitation.
                                                          COMPENSATION COMMITTEE

                                                                 O. Wayne Gaunce
                                                                Jack A. Laughery
                                                              Richard F. Sherman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Immediately prior to its initial public offering of Common Stock in June 1993, the Company's Board of Directors adopted a policy requiring that all future transactions with affiliates be on terms comparable to those that the Company could obtain from unaffiliated third parties. In addition, the policy requires that all such transactions be approved by a majority of the members of the Board who are not officers or employees of the Company and who do not have an interest in the transaction.

     All of the current members of the Compensation Committee, Messrs. Gaunce, Laughery and Sherman, are franchisees of the Company. In addition, Mr. Sherman provides consulting services to the Company pursuant to a consulting agreement, as hereinafter described. Set forth below is a description of transactions during the Company's last fiscal year involving these directors, as well as other directors and executive officers of the Company.

Franchise and Development Arrangements

     Prior to the Company's initial public offering of Common Stock in June 1993, certain executive officers and directors of the Company acquired equity interests in entities that were franchisees of the Company and that had rights to develop Papa John's restaurants. Certain of the entities acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. However, such entities pay royalties at the same rate as other franchisees. The Company has entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have an equity interest, and may continue to do so in the future. It is expected that any such arrangements will be on terms no more favorable than with independent third parties.

     Set forth below is a description of franchise and development arrangements between the Company and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest as of the end of the fiscal year or prior to an acquisition of the entity, and the amount of franchise fees, development fees and royalties earned by or paid to the Company from such entities during the last fiscal year. Such entities also purchase various food and other products from the Company's commissary system and may purchase the equipment and other items needed to open a Papa John's restaurant from the Company. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

                                 Franchise Entity -- Amounts Earned/Development
Name and Percentage Owned        Rights
-------------------------        -----------------------------------------------
John H. Schnatter (76.00%)       Joe K Corporation -- Operates one restaurant in
Annette Schnatter (24.00%)       Louisville, Kentucky and operated three
                                 restaurants in Colorado. Franchise and
                                 development fees earned by the Company in 1997
                                 were $20,000. Paid royalties of $74,243 in
                                 1997. John and Annette Schnatter are husband
                                 and wife.

John H. Schnatter (12.50%)       Ohio Pizza Delivery Co. -- Operates eight
Charles W. Schnatter (5.00%)     restaurants in Ohio.  Franchise and
Richard J. Emmett (5.80%)        development fees earned by the Company in 1997
                                 were $18,500.  Paid royalties of $310,176 in
                                 1997.

                                        Franchise Entity -- Amounts Earned/
Name and Percentage Owned               Development Rights
-------------------------               ---------------------------------------
John H. Schnatter (29.80%)              Norcar, Inc. -- Operated 16 restaurants
Charles W. Schnatter (29.80%)           in North Carolina.  Paid royalties of
Richard J. Emmett (5.80%)               $170,742 in 1997.

Richard F. Sherman (79.75%)             Sherfiz, Inc. -- Operates two
John H. Schnatter (8.25%)               restaurants in Ohio.  Paid royalties of
                                        $43,663 in 1997.

Richard F. Sherman (72.00%)             P.J. Cambridge, Inc. and Sherfiz II,
John H. Schnatter (7.43%)               Inc. -- Operates two restaurants in
                                        Ohio and three in West Virginia.  Paid
                                        royalties of $132,190 in 1997.

Blaine E. Hurst (51.00%)                Mountain Pizza Group, L.L.C. -- Operates
                                        seven restaurants in Colorado.
                                        Franchise and development fees earned
                                        by the Company in 1997 were $60,000.
                                        Paid royalties of $111,058 in 1997.

Wade S. and Elizabeth Oney (100.00%)    Bam-Bam Pizza, Inc. -- Operates seven
                                        restaurants in Florida.  Franchise and
                                        development fees earned by the Company
                                        in 1997 were $22,500.  Paid royalties
                                        of $171,851 in 1997.  Wade and
                                        Elizabeth Oney are husband and wife.

Wade S. Oney (100.00%)                  L-N-W Pizza, Inc. -- Operates 12
                                        restaurants in Florida. Paid royalties
                                        of $389,365 in 1997.

Wade S. Oney (25.00%)                   Brown's Pizza, Inc. -- Operates one
                                        restaurant in Florida. Paid royalties
                                        of $24,958 in 1997.

Richard J. Emmett (51.00%)              Williamsburg Pizza Group, Inc. --
                                        Operates seven restaurants in Virginia.
                                        Franchise and development fees earned by
                                        the Company in 1997 were $12,500. Paid
                                        royalties of $104,388 in 1997.

Nicholas H. Sherman (9.25%)             PJ Louisiana, Inc. (f/k/a Easy Cheese,
Merida L. Sherman (9.25%)               L.L.C.) -- Operates eight restaurants in
                                        Louisiana. Franchise and development
                                        fees earned by the Company in 1997 were
                                        $74,000. Paid royalties of $213,532 in
                                        1997. Nicholas and Merida Sherman are
                                        the children of Richard F. Sherman.

Richard F. Sherman (20.00%)             PJ Carolina, Inc. -- Operates one
                                        restaurant in North Carolina.  Franchise
                                        and development fees earned by the
                                        Company in 1997 were $20,000. Paid
                                        royalties of $469 in 1997.

Nicholas H. Sherman (4.7%)              Michigan Cheese, Inc. -- Operates one
Merida L. Sherman (4.7%)                restaurant in Michigan.  Paid royalties
                                        of $16,177 in 1997.  Nicholas and
                                        Merida Sherman are the children of
                                        Richard F. Sherman.

                                        Franchise Entity -- Amounts Earned/
Name and Percentage Owned               Development Rights
-------------------------               ---------------------------------------
Richard F. Sherman (7.90%)              PJ America, Inc. ("PJ America") -- PJ
Jack A. Laughery (4.60%)                America operates 73 restaurants in
                                        Virginia, Alabama and Texas. Franchise
                                        and development fees earned by the
                                        Company in 1997 were $220,000. Paid
                                        royalties of $1,582,405 in 1997.

Richard F. Sherman (26.00%)             P.J.N.C., Inc. -- Operated six
Jack A. Laughery (26.00%)               restaurants in North Carolina. Paid
                                        royalties of $55,285 in 1997.

Richard F. Sherman (20.74%)             PJ Utah, L.L.C. -- Operates eight
Jack A. Laughery (10.90%)               restaurants in Utah. Franchise and
                                        development fees earned by the Company
                                        in 1997 were $140,000. Paid royalties of
                                        $79,934 in 1997.

Richard F. Sherman (20.80%)             PJIOWA, L.C. -- Operates eight
Jack A. Laughery (20.80%)               restaurants in Iowa and two restaurants
                                        in Illinois. Franchise and development
                                        fees earned by the Company in 1997 were
                                        $55,500. Paid royalties of $138,675 in
                                        1997.

Jack A. Laughery (30.57%)               Houston Pizza Venture, LLC -- Operates
                                        36 restaurants in Texas.  Franchise and
                                        development fees earned by the Company
                                        in 1997 were $203,500. Paid royalties of
                                        $768,752 in 1997.

Jack A. Laughery (25.00%)               PJ New England, LLC -- Operates 12
                                        restaurants in Connecticut,
                                        Massachusetts, Rhode Island, Maine, New
                                        Hampshire and Vermont. Franchise and
                                        development fees earned by the Company
                                        in 1997 were $180,000. Paid royalties of
                                        $62,878 in 1997.

Michael W. Pierce (40.00%)              Missouri Pizza Group, LLC -- Operates
                                        four restaurants in Missouri.
                                        Franchise and development fees earned by
                                        the Company in 1997 were $40,000. Paid
                                        royalties of $103,664 in 1997.

Michael W. Pierce (47.50%)              Arkansas Pizza Group, Inc. -- Operates
                                        13 restaurants in Arkansas.  Franchise
                                        and development the Company in 1997
                                        were $45,000.  Paid royalties of
                                        $279,540 in 1997.

Wayne Gaunce (25.33%)                   H & H Pizza, Inc., ILMO, Inc., P & G
Patrick Gaunce (35%)                    Pizza, Incorporated and OWG, Inc. --
                                        These entities operated 36 restaurants
                                        during 1997 in Kentucky, Tennessee,
                                        Illinois, Mississippi, Missouri and
                                        Alabama. Franchise and development fees
                                        earned by the Company from these
                                        entities in 1997 were $58,712. Paid
                                        royalties aggregating $945,995 in 1997.
                                        Patrick Gaunce is the son of Wayne
                                        Gaunce.

                                        Franchise Entity -- Amounts Earned/
Name and Percentage Owned               Development Rights
-------------------------               ---------------------------------------
Wayne Gaunce (15.20%)                   Texas P.B., Inc. -- Operates five
Patrick Gaunce (21.00%)                 restaurants in Texas. Franchise and
                                        development fees earned by the Company
                                        in 1997 were $57,000.  Paid royalties
                                        of $106,528 in 1997.

Patrick Gaunce (100%)                   SPG, Inc. -- Operates two restaurants in
                                        Bowling Green, Kentucky. Paid royalties
                                        of $79,316 in 1997.

Wayne Gaunce (12.67%)                   Michigan Restaurant Group, Inc. --
Patrick Gaunce (17.50%)                 Operates seven restaurants in Michigan.
                                        Franchise and development fees earned by
                                        the Company in 1997 were $74,000. Paid
                                        royalties of $112,026 in 1997.

Wayne Gaunce (13.17%)                   Camelback Pizza, Inc. -- Operates ten
Patrick Gaunce (18.20%)                 restaurants in Arizona.  Franchise and
                                        development fees earned by the Company
                                        in 1997 were $100,000.  Paid royalties
                                        of $76,510 in 1997.

     Ohio Pizza Delivery Co. and Williamsburg Pizza Group, Inc. were acquired by PJ America, Inc. during the 1997 fiscal year. Franchise and development fees earned by the Company and royalties paid after their acquisition are reported as having been earned from or paid by PJ America, Inc.

     During April 1997, the Company acquired 16 Papa John's restaurants in North Carolina for $5.0 million (consisting of $4,960,000 in cash and a credit of $40,000 towards future development fees) from NorCar, Inc. ("NorCar").
Ownership interests in NorCar were held by John H. Schnatter (29.8%), Charles W. Schnatter (29.8%) and Richard J. Emmett (5.8%).

     During October 1997, the Company acquired three Papa John's restaurants near Denver, Colorado from Joe K Corporation ("Joe K") for $720,000 in cash. Joe K is owned by John H. Schnatter and his wife.

     During December 1997, the Company acquired a 49% equity ownership interest in Mountain Pizza Group, L.L.C. ("MPG"), an entity which operates seven Papa John's restaurants in Denver, Colorado, for $150,000 in cash. The 49% equity ownership interest was acquired from Blaine E. Hurst, who remains the 51% majority owner of MPG.

PJ America, Inc. Stock Warrant

     PJ America, Inc., Papa John's largest franchisee ("PJ America"), completed an initial public offering of its common stock ("IPO") effective October 25, 1996. In connection with the IPO, PJ America issued a warrant to purchase 225,000 shares of its common stock to the Company. The warrant is exercisable in whole or in part at any time within five years from the closing date of the IPO, and the purchase price of each share of PJ America common stock pursuant to the warrant is $11.25 per share (90% of the IPO price of $12.50 per share). The warrant was issued by PJ America to the Company in consideration for the grant by the Company of rights to enter into development agreements for certain specified territories and the waiver by the Company of certain market transfer fees. The Company's agreement with PJ America anticipates that PJ America will pay standard development and franchise fees in connection with opening restaurants in the specified territories. In addition to his ownership interest as set out above, Mr. Sherman is Chairman of the Board of PJ America. Charles Schnatter is also a director of PJ America.

Franchisee Loan Program

     The Company has established a program under which selected franchisees may borrow funds for use in the construction and development of their restaurants from Capital Delivery, Ltd., a wholly-owned subsidiary of the Company. Such loans bear interest at fixed or floating rates (ranging from 5.5% to 10.0% at December 28, 1997), and are generally secured by the fixtures, equipment, signage and, where applicable, land of each restaurant, the ownership interests in the franchisee and, in certain circumstances, guarantees of the franchisee owners. Under the terms of the applicable loan agreement, interest only is payable over the term of the loan, generally 12 to 24 months. Thereafter, if the loan is not in default, the franchisee may convert the loan to a term loan with principal and interest payable monthly, amortized over a four- to six-year term.

     Set forth below is a description of franchise loan transactions between Capital Delivery, Ltd. and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest, the amount outstanding as of February 18, 1998, and the rate of interest paid on such loans as of February 18, 1998. The amount outstanding as of February 18, 1998 is equal to the largest aggregate amount of indebtedness of each entity under the franchisee loan program since the beginning of the Company's last fiscal year.

                                                                Principal Amount        Interest
         Name and                                                Outstanding at           Rate
     Percentage Owned                  Franchisee               February 18, 1998          (%)
     ----------------                  ----------               -----------------       --------
Michael W. Pierce (40.00%)     Missouri Pizza Group, Inc.          $  672,500             9.5%

Blaine E. Hurst (37.69%)       Mountain Pizza Group, Inc.           2,208,454             7.5%

Wade S. Oney and
Elizabeth Oney (100%)          Bam-Bam Pizza, Inc.                    926,198             8.25%

Wade S. Oney (100%)            L-N-W Pizza, Inc.                       54,348             6.0%
                                                                      411,298             8.0%

Richard F. Sherman (20.74%)    PJ Utah, L.L.C.                      2,150,000             7.5%
Jack A. Laughery (10.9%)

Jack A. Laughery (30.57%)      Houston Pizza Venture, LLC           1,667,500             9.5%


Consulting Agreement

     The Company and Mr. Sherman are parties to a Consulting Agreement dated March 29, 1991, as amended (the "Consulting Agreement"), pursuant to which the Company pays Mr. Sherman a monthly consulting fee of $5,000 and provides him with group health insurance. The total amount paid to Mr. Sherman in 1997 under the Consulting Agreement was $60,000, and the value of group health benefits provided to Mr. Sherman in 1997 was $3,510. Mr. Sherman is also entitled to compensation at a rate of $157 per hour for each hour of consulting service provided in excess of 30 hours per month. Under the Consulting Agreement, Mr. Sherman was awarded an option on April 1, 1991, to purchase 617,873 shares of Common Stock at an exercise price of $0.05 per share. The option has been exercised. After termination of the Consulting Agreement, Mr. Sherman has agreed not to compete with the Company in any capacity for a period of 12 months, and in any business that offers pizza on a delivery basis anywhere in the United States for a period of two years.

Other Transactions

     During 1997, the Company paid $619,141 to Hampton Airways, Inc. ("Hampton") and $63,311 to Hemisphere Airways, Inc. ("Hemisphere") for charter aircraft services. Hampton's sole shareholder is John Schnatter, the Company's Founder and Chief Executive Officer. Hemisphere is owned 50% by John Schnatter and 50% by Charles Schnatter, the Company's Senior Vice President, Secretary and General Counsel. The Company believes the rates charged to the Company by Hampton and Hemisphere were at or below rates which could have been obtained from an independent third party for a similar aircraft.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 1997 except that Wade S. Oney and O. Wayne Gaunce each failed to file timely one Form 4 reporting one transaction, which reports have now been filed.

               Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                        Papa John's International, Inc.

Prepared by the Center for Research in Security Prices
Produced on 02/16/98 including data to 12/26/97

                       [PERFORMANCE GRAPH APPEARS HERE]

---------------------------------------------------------------------------------------------------------------
                                                 Legend
Symbol   CRSP Total Returns Index for:                    06/08/93 12/23/93 12/23/94 12/29/95 12/27/96 12/26/97
------   ----------------------------                     -------- -------- -------- -------- -------- --------
______ . Papa John's International, Inc.                    100.0    155.7    155.7    235.4    418.7    408.2
 ... __ * Nasdaq Stock Market (US Companies)                 100.0    110.4    109.2    156.5    192.7    227.3
------ . NASDAQ Stocks (SIC 5800-5899 US Companies)         100.0    103.2     75.5     92.3     89.8     76.3
         Eating and drinking places
Notes:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 06/08/93.
---------------------------------------------------------------------------------------------------------------

             2.  PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
                      1993 STOCK OWNERSHIP INCENTIVE PLAN

     The Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Company's 1993 Stock Ownership Incentive Plan (the "Incentive Plan"). This amendment is being made to increase the number of shares of Common Stock reserved for issuance under the Incentive Plan from 4,737,500 shares to 6,000,000 shares. At March 27, 1998, options to purchase 4,713,560 shares of Common Stock were outstanding, and 31,025 restricted shares had been issued, under the Incentive Plan. At March 27, 1998, 720,911 shares would have been available for issuance under the Incentive Plan if this amendment is approved. The Company has issued an option to purchase 47,815 shares to Wade S. Oney and options to purchase 493,774 shares to employees who are not executive officers, subject to approval of this amendment. The proposed amendment does not affect the provision in the Incentive Plan that limits the maximum aggregate number of shares of restricted stock (which is limited to 225,000) which may be issued under the Incentive Plan.

     Upon stockholder approval of the amendment, the Company intends to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the additional shares issuable under the Incentive Plan.

Description of the Incentive Plan

     The Incentive Plan was approved by the Company's Board of Directors and stockholders in 1993. The Incentive Plan permits the award to the Company's employees of performance units (which may be paid in cash or shares of Common Stock), restricted stock and stock options. The Incentive Plan currently reserves for issuance an aggregate of 4,737,500 shares of Common Stock, no more than 225,000 shares of which may be issued in the form of restricted shares.
The Incentive Plan is intended to advance the interests of the Company and its stockholders by encouraging employees, who are largely responsible for the long-term success and development of the Company, to acquire and retain an ownership interest in the Company. The Company believes that equity incentives represented by stock options enhance the Company's ability to attract and retain needed personnel. The amendment to the Incentive Plan increases the number of shares of Common Stock reserved for issuance under the Incentive Plan by 1,262,500 shares.

     Employees of the Company are eligible to receive awards under the Incentive Plan when designated by the committee responsible for administering the Incentive Plan (the "Committee"). The Committee may designate eligible employees as it deems appropriate. At December 28, 1997, the Company had approximately 14,200 employees.

     Restricted stock consists of shares of Common Stock which are sold or transferred by the Company to an employee at a price which may be below their fair market value or for no payment, but subject to restrictions on their sale or other transfer by the employee.

     Performance units are rights to receive a payment from the Company which may be payable in cash or shares of Common Stock or both, provided certain performance standards are met. The Incentive Plan provides that the Committee will determine the performance goals based on business criteria which may include net income, earnings per share or return on equity for the Company, or net income or return on equity for a region, subsidiary or other unit of the Company ("Performance Goals"). The Committee may establish more than one level of performance criteria such that a portion of the maximum number of performance units is allocated if a level (other than the highest level) is attained. The Committee also determines the number of performance units to be granted. The Committee is required to establish

Performance Goals applicable to a fiscal year within 90 days of the commencement of that year and the maximum number of performance units which may be allocated to a participant in a calendar year is limited to 150,000 units. Moreover, the Committee is required to certify that the Performance Goals have been satisfied prior to the payment of any units. To date, no performance units have been awarded under the Incentive Plan.

     The Committee may also grant stock options under the Incentive Plan. The Committee determines the number and purchase price of the shares of Common Stock subject to an option, the term of each option and the time or times during its term when the option becomes exercisable. The term of a stock option may not exceed ten years from the date of grant and generally may not be exercised earlier than six months after the date of grant. No stock option will be issued with an exercise price below the fair market value of a share of Common Stock on the date of grant. On the Record Date, the closing price per share of the Company's Common Stock as reported on the Nasdaq Stock Market was $38.875. The maximum number of stock options that may be awarded to any participant in any calendar year is limited to options for no more than 250,000 shares.

     Stock options granted under the Incentive Plan may be either incentive stock options ("ISOs") which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options that do not so qualify ("NQSOs"). ISOs granted to any employee holding more than 10% of the combined voting power of all classes of stock of the Company must be granted with an exercise price of not less than 110% of fair market value. To date, no ISOs have been awarded under the Incentive Plan. Optionees may exercise options under the Incentive Plan by paying cash, tendering shares of Common Stock or through a cashless exercise procedure. Upon a Change in Control (as defined in the Incentive Plan) of the Company, all outstanding options will become fully vested and immediately exercisable.

     The number of shares of Common Stock available for issuance under the Incentive Plan will be adjusted in the event of a merger, consolidation, reorganization, stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock. Shares of Common Stock subject to, but not delivered under, an award terminating or expiring for any reason generally will be available for the grant of future awards under the Incentive Plan.

     The Incentive Plan will terminate on the earliest to occur of (i) the date when all shares of Common Stock available under the Incentive Plan have been acquired through the exercise of options, lapse of restrictions or payment of benefits under the Incentive Plan, (ii) April 15, 2003, or (iii) such earlier date as the Board of Directors may determine. The Board may amend, modify or terminate the Incentive Plan, but may not, without the prior approval of stockholders, make any amendment which would materially increase the benefits accruing to participants under the Incentive Plan, materially increase the total number of shares of Common Stock which may be issued under the Incentive Plan or materially modify the class of employees eligible to participate in the Incentive Plan, if such approval is required by the Code, Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") and the rules promulgated thereunder, any national securities exchange or system on which the Common Stock is then listed or reported or a regulatory body having jurisdiction over the Company. No amendments of the Incentive Plan will impair the rights of any participant without such participant's consent.

Federal Income Tax Consequences

     Because tax results may vary due to individual circumstances, participants in the Incentive Plan are urged to consult their personal tax advisors regarding tax consequences of awards or grants, or the sale of any shares received, under
the Incentive Plan.   The Federal income tax consequences of awards under the
Incentive Plan, as previously disclosed to stockholders, will not be impacted by the proposed amendment.

     Non-Qualified Stock Options

     The granting of a NQSO does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price. The Company is entitled to a corresponding Federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.

     Incentive Stock Options

     In the case of an ISO, an optionee will not recognize any taxable income at the time of grant and the Company will not be entitled to a Federal income tax deduction. No income will be recognized by an optionee at the time of exercise of the ISO. If the optionee holds the shares acquired upon exercise of the ISO for at least two years from the date of grant of the ISO and at least one year from the date of exercise, the optionee would realize taxable long-term capital gain or loss upon a subsequent sale of the shares at a price different from the option price. If the foregoing holding period is met, no deduction would be allowed to the Company for Federal income tax purposes at any time. If, however, the optionee disposes of the shares prior to satisfying the required holding period, generally (1) the optionee would realize ordinary income in the year of such disposition in an amount equal to the difference between (a) the fair market value of such shares on the date of exercise or (b) the sales price, whichever is less, and the option price; (2) the Company would be entitled to a deduction for such year in the amount of the ordinary income so realized; and
(3) the optionee would realize capital gain in an amount equal to the difference between (a) the amount realized upon the sale of the shares and (b) the option price plus the amount of ordinary income, if any, realized upon the disposition.

     Restricted Stock

     In the absence of an election under section 83(b) of the Code ("Section 83(b) Election"), a participant who receives restricted stock will recognize no income at the time of issuance. When the restriction period expires with respect to shares of restricted stock, a participant will recognize ordinary income equal to the fair market value of the shares as of the date the restrictions expire over the amount paid for such shares (if any). The participant's basis for the shares is equal to the amount paid (if any) plus the ordinary income recognized, and the holding period begins just after the restriction period ends. An employee may, however, make a Section 83(b) Election to include in income in the year of purchase or grant the excess of the fair market value of the shares (computed without regard to the restrictions) on the date of purchase or grant over their purchase price. The Company will be entitled to a deduction in the same year and in the same amount as income is recognized by the participant. If a Section 83(b) Election is made, a participant's basis for the shares will be the amount paid for the shares, if any, plus the ordinary income recognized.

     Performance Units

     Generally, performance units granted to a participant will be taxable to the participant in the amount of cash and the fair market value of shares received. The Company will be entitled to a deduction for such amount at the time it is includible in the income of the participant.

     The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the above-described amendment to the Incentive Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE INCENTIVE PLAN. Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendment, unless otherwise specified on the proxy.


           3.  RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors will request stockholders to ratify its selection of Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 27, 1998. Ernst & Young LLP has audited the Company's financial statements since 1991. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at next year's Annual Meeting of Stockholders must be received by the Company by December 10, 1998, to be considered for inclusion in the Company's proxy materials for such meeting. In addition, a stockholder who wishes to introduce a proposal at an annual meeting of stockholders, regardless of whether the stockholder wants the proposal included in the Company's proxy materials, must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the General Counsel of the Company at its principal executive offices at P.O. Box 99900, Louisville, Kentucky 40269-9990.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended December 28, 1997, accompanies this Proxy Statement.

                                        By Order of the Board of Directors

                                        /s/ Charles W. Schnatter
                                        Charles W. Schnatter
                                        Senior Vice President, Secretary
                                          and General Counsel

Louisville, Kentucky
April 10, 1998

                        PAPA JOHN'S INTERNATIONAL, INC.
                P.O. Box 99900, Louisville, Kentucky 40269-9990

                        ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of PAPA JOHN'S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CHARLES W. SCHNATTER and CHARLOTTE L. HENDRICK, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, May 21, 1998, at 11:00 A.M. (E.D.T.) and at any adjournment thereof.

     The undersigned hereby instructs said proxies or their substitutes:

     1.   ELECTION OF DIRECTORS
          NOMINEES: Charles W. Schnatter, Richard F. Sherman
          [_]   FOR the above-named nominees.
          [_]   WITHHOLD AUTHORITY to vote for the above-named nominees.
     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

     ___________________________________________________________________________

     2. AMENDMENT TO THE COMPANY'S 1993 STOCK OWNERSHIP INCENTIVE PLAN: To increase the number of shares available for issuance under the plan.
               [_] FOR           [_] AGAINST           [_] ABSTAIN

     3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.
               [_] FOR           [_] AGAINST           [_] ABSTAIN

     4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting.

     This proxy, when properly executed, will be voted in accordance with any directions hereinbefore given. Unless otherwise specified, this proxy will be voted FOR the nominees named in Item 1 and FOR the Proposals set forth in Items 2, 3, and 4. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

     The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 10, 1998, and a copy of the Company's Annual Report for the fiscal year ended December 28, 1997.




                             ___________________________________________________
                             Signature                            Date



                             ___________________________________________________
                             Signature, if held jointly           Date

                             Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.